Exhibit 99.1

NEWS RELEASE Neal A. Fuller, EVP & CFO AMERISAFE 337.463.9052

AMERISAFE ANNOUNCES 2020 FIRST QUARTER RESULTS

Reports Net Combined Ratio of 83.5%

DeRidder, LA – April 29, 2020—AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of workers’ compensation insurance focused on high hazard industries, today announced results for the first quarter ended March 31, 2020.

	Three Months Ended March 31,
	2020	2019	% Change
	(in thousands, except per share data)
Net premiums earned	$78,990	$84,948	-7.0%
Net investment income .	7,749	8,015	-3.3%
Net realized gains on investments, pretax.	992	59	NM
Net unrealized gains (losses) on equity securities (pre-tax)	(8,763)	2,158	NM
Net income.	10,800	19,400	-44.3%
Diluted earnings per share.	$0.56	$1.01	-44.6%
Operating net income	16,939	17,649	-4.0%
Operating earnings per share	$0.88	$0.91	-3.3%
Book value per share .	$22.64	$22.33	1.4%
Net combined ratio	83.5%	84.0%
Return on average equity .	10.0%	18.5%

[table to come]

G. Janelle Frost, President and Chief Executive Officer, noted, “AMERISAFE, like so many others, is protecting the safety and health of its employees and customers by following guidance of state and federal authorities. While doing so, we produced a net combined ratio of 83.5% in the first quarter, while providing uninterrupted service to our policyholders, agents and injured workers. This was a good start to a year in which businesses around the world are facing unprecedented times. I believe our foundation is firm with strong liquidity, no debt, disciplined operations and a dedicated workforce.”

INSURANCE RESULTS

	Three Months Ended March 31,
	2020	2019	% Change
	(in thousands)
Gross premiums written .	$87,071	$93,107	-6.5%

Net premiums earned .	78,990	84,948	-7.0%
Loss and loss adjustment expenses incurred	43,647	49,614	-12.0%
Underwriting and certain other operating costs, commissions, salaries and benefits	21,284	20,667	3.0%
Policyholder dividends	1,023	1,100	-7.0%

Underwriting profit (pre-tax)	$13,062	$13,567	-3.7%

Insurance Ratios:
Current accident year loss ratio .	72.5%	72.5%
Prior accident year loss ratio	-17.2%	-14.1%

Net loss ratio	55.3%	58.4%
Net underwriting expense ratio .	26.9%	24.3%
Net dividend ratio	1.3%	1.3%

Net combined ratio	83.5%	84.0%

◾

Gross premiums written in the first quarter of 2020 decreased by $6.0 million, or 6.5%, compared with the first quarter of 2019, driven by voluntary premiums which were 5.8% lower than the first quarter of 2019.

◾

Payroll audits and related premium adjustments increased premiums written by $3.6 million in the first quarter of 2020, compared to an increase in premiums written of $4.5 million in the first quarter of 2019.

◾

The current accident year loss ratio for the first quarter was 72.5%, unchanged from the 72.5% ratio for accident year 2019. During the quarter, the Company experienced favorable net loss development for prior accident years, which reduced loss and loss adjustment expenses by $13.6 million, attributable primarily to accident years 2012 through 2017.

◾

For the quarter ended March 31, 2020, the underwriting expense ratio was 26.9% compared with 24.3% in the same quarter in 2019. The increase in the ratio was primarily due to a decrease in net earned premium and an increase in premium based insurance assessments compared with the first quarter of 2019.

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◾	The effective tax rate for the quarter ended March 31, 2020 was 18.4%, largely unchanged from 18.5% for the first quarter of 2019.

INVESTMENT RESULTS

	Three Months Ended March 31,
	2020	2019	% Change
	(in thousands)
Net investment income	$7,749	$8,015	-3.3%
Net realized gains on investments (pre-tax)	992	59	NM
Net unrealized gains (losses) on equity securities (pre-tax)	(8,763)	2,158	NM
Pre-tax investment yield	2.6%	2.7%
Tax-equivalent yield (1)	3.0%	3.1%

(1)	The tax equivalent yield is calculated using the effective interest rate and the appropriate marginal tax rate.

◾	Net investment income for the quarter ended March 31, 2020, decreased 3.3% to $7.7 million from $8.0 million in the first quarter of 2019, due to lower investment yields on fixed-income securities.

◾	Net unrealized losses on equity investments were $8.8 million during the first quarter of 2020, which decreased overall net income by $0.36 per share.

◾	Net realized gains on securities sold were $1.0 million for the first quarter of 2020, compared to $0.1 million in the first quarter of 2019.

◾	As of March 31, 2020, the carrying value of AMERISAFE’s investment portfolio, including cash and cash equivalents, was $1.2 billion.

CAPITAL MANAGEMENT

During the first quarter of 2020, the Company paid a regular quarterly cash dividend of $0.27 per share on March 27, 2020 which represented an 8% increase in the quarterly dividend compared with 2019. On April 28, 2020 the Company’s Board of Directors declared a quarterly cash dividend of $0.27 per share, payable on June 26, 2020 to shareholders of record as of June 12, 2020.

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Book value per share at March 31, 2020 was $22.64, an increase of 1.6% from $22.29 at December 31, 2019.

CORONAVIRUS (COVID-19) UPDATE

In February 2020, AMERISAFE activated its Business Continuity Team after monitoring advisories and news related to COVID-19. This action began the process of sourcing resources and communication with employees. Activities escalated over the following weeks with health and safety notifications to employees and preparation of resources to move to a remote workforce while servicing our policyholders. In March, the Company took steps to eliminate non-essential travel and implemented safety and health measures for all home office and field employees. At that time, we had approximately half of our employees working at our primary office in DeRidder, Louisiana with the remaining half being field employees working remotely from home in 27 states.    To date, most home office employees have been transitioned to work remotely.

Additionally, in March, the Company suspended all in-person visits with our customers, which represent insureds, producers and claimants. To minimize disruption and provide business continuity, the Company is working and communicating with those customers utilizing virtual meeting tools along with access via phone, email and through our website. All claims reporting continues to be reported via telephone as per our procedures, pre-COVID-19. The Company has communicated with all critical third-party vendors to confirm continuity of services. At this point and time, the Company is conducting business with no disruption to operations.

AMERISAFE policyholders are small to mid-sized employers engaged in hazardous industries, principally construction (44%), trucking (18%), logging and lumber (8%), manufacturing (5%), agriculture (5%), maritime (2%), and oil and gas (2%) with the remainder (16%) in a wide variety of hazardous industries (based on 2019 premiums). The Company typically does not write policies in its voluntary book of business for hospitals, nursing homes, first responders, restaurants, hotels or retail stores. In assigned risk, the Company has 47 policies with $146,750 in premium that are policyholders whose employees are health care workers and first responders.

There is some uncertainty about the impact to our policyholders from COVID-19 and their business operations, including payrolls, which is a primary source of premium revenue for AMERISAFE. In some industries and states, business continues, and in

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some cases the activities of our policyholders are considered essential business operations. In other cases, our policyholders have ceased normal operations due to government mandates.

The Company receives monthly payroll reports and premium payments from its policyholders. As these reports are received in the coming months, the Company will have better information as to the impact of COVID-19 on second quarter premiums. Premiums in future periods will depend on the ongoing economic impact of COVID-19. Investment income may decline, and the market value of investment securities may decrease, depending on the ongoing economic impact.

G. Janelle Frost, President and Chief Executive Officer, stated, “Service has always been core to our AMERISAFE workforce. Throughout this pandemic, our employees’ dedication and professionalism provided unwavering service to our policyholders, agents and injured workers. They cared for one another and their communities during unprecedented times, all while fulfilling AMERISAFE’s mission of providing quality insurance services. On behalf of the Board and myself, I want to express our gratitude to the AMERISAFE family.”

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SUPPLEMENTAL INFORMATION

	Three Months Ended March 31,
	2020	2019
Net income	$10,800	$19,400
Less:
Net realized gains on investments	992	59
Net unrealized gains (losses) on equity securities .	(8,763)	2,158
Tax effect (1) .	1,632	(466)

Operating net income (2) .	$16,939	$17,649

Average shareholders’ equity (3) .	$433,592	$420,084
Less:
Average accumulated other comprehensive income	12,953	2,065

Average adjusted shareholders’ equity (2)	$420,639	$418,019

Diluted weighted average common shares	19,352,245	19,298,036
Return on average equity (4)	10.0%	18.5%
Operating return on average adjusted equity (2) .	16.1%	16.9%
Diluted earnings per share	$0.56	$1.01
Operating earnings per share (2)	$0.88	$0.91

(1)	The tax effect of net realized losses on investments and net unrealized gains (losses) on equity securities is calculated with an effective tax rate of 21%.
(2)

Operating net income, operating return on average adjusted equity and operating earnings per share are non-GAAP financial measures. Management believes that investors’ understanding of core operating performance is enhanced by AMERISAFE’s disclosure of these financial measures.

(3)	Average shareholders’ equity is calculated by taking the average of the beginning and ending shareholders’ equity.
(4)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity.

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CONFERENCE CALL INFORMATION

AMERISAFE has scheduled a conference call for April 30, 2020, at 10:30 a.m. Eastern Time to discuss the results for the quarter and comment on future periods. To participate in the conference call, dial 323-794-2551 (Conference Code 8265185) at least ten minutes before the call begins.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call at http://www.amerisafe.com.

ABOUT AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, logging and lumber, manufacturing, and agriculture. AMERISAFE actively markets workers’ compensation insurance in 27 states.

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FORWARD LOOKING STATEMENTS

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance and include statements regarding management’s views and expectations of the workers’ compensation market, the Company’s growth opportunities, underwriting margins and actions by competitors. Actual results may differ materially from the results expressed or implied in these statements if the underlying assumptions prove to be incorrect or as the results of risks, uncertainties and other factors including the impact of the COVID-19 pandemic on the business and operations of the Company and our policyholders and the market value of the securities in our investment portfolio. Other factors that may affect our results are set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2019. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

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AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands)

	Three Months Ended March 31,
	2020	2019
	(unaudited)
Revenues:
Gross premiums written .	$87,071	$93,107
Ceded premiums written	(2,783)	(2,430)

Net premiums written	$84,288	$90,677

Net premiums earned	$78,990	$84,948
Net investment income	7,749	8,015
Net realized gains on investments.	992	59
Net unrealized gains (losses) on equity securities	(8,763)	2,158
Fee and other income	201	10

Total revenues .	79,169	95,190

Expenses:
Loss and loss adjustment expenses incurred .	43,647	49,614
Underwriting and other operating costs .	21,284	20,667
Policyholder dividends .	1,023	1,100
Provision for investment related credit loss benefit	(26)	—

Total expenses .	65,928	71,381

Income before taxes	13,241	23,809
Income tax expense	2,441	4,409

Net income .	$10,800	$19,400

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AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2020	2019
	(unaudited)
Basic EPS:
Net income .	$10,800	$19,400

Basic weighted average common shares .	19,266,016	19,229,134
Basic earnings per share	$0.56	$1.01

Diluted EPS:
Net income	$10,800	$19,400

Diluted weighted average common shares:
Weighted average common shares .	19,266,016	19,229,134
Restricted stock.	86,229	68,902

Diluted weighted average common shares	19,352,245	19,298,036

Diluted earnings per share .	$0.56	$1.01

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AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	March 31, 2020	December 31, 2019
	(unaudited)
Assets
Investments	$1,099,382	$1,125,018
Cash and cash equivalents	79,523	43,813
Amounts recoverable from reinsurers .	105,128	95,913
Premiums receivable, net	169,127	157,953
Deferred income taxes .	17,750	17,513
Deferred policy acquisition costs .	19,719	19,048
Other assets .	33,532	33,648

	$1,524,161	$1,492,906

Liabilities and Shareholders’ Equity
Liabilities:
Reserves for loss and loss adjustment expenses .	$779,283	$772,887
Unearned premiums	146,171	140,873
Insurance-related assessments .	24,155	22,967
Other liabilities .	137,596	125,964

Shareholders’ equity .	436,956	430,215

Total liabilities and shareholders’ equity	$1,524,161	$1,492,906

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